Greenfield Farms Food, Inc. Announces Direct Marketing Campaign With Lowes Food Stores

Jul. 13, 2011 (Marketwire) --

OAKBORO, NC -- (Marketwire) -- 07/13/11 -- Greenfield Farms Food, Inc. (OTCQB: GRAS) (OTCBB: GRAS) announced today that it will participate in a direct marketing campaign in conjunction with Lowes Foods Locally Grown Club. The Locally Grown Club is similar to CSA (Community Supported Agriculture). CSAs consist of a community of individuals who pledge support to a farm operation so that the farmland becomes the community's farm. Lowes Foods works with many farmers across the state to develop similar opportunities for their customers and additional opportunities for local farms. Each week members of the Locally Grown Club receive a diverse selection of fresh vegetables from a variety of farms. Greenfield Farms grassfed beef products will be featured in promotional and informational material with each customer pick up. President and CEO, Larry Moore said, "Lowes Foods has been an early supporter of our grassfed beef program and continues that support with this initiative. Additionally Lowes Foods continues to demonstrate its support of local farms by promoting their products in this and many other programs throughout the company. We are excited about this program and our continued partnership with Lowes Food Stores."

About Greenfield Farms Food, Inc.

Greenfield Farms Food, Inc. (GFF) is a consumer and wholesale driven producer of grassfed beef focused on delivering its product to major retail grocery chains throughout the country. The Company and its collective group of producers represent over 2,500 acres in pasture under management and approximately 2,000 heads of cattle. The company is a recognized producer of grassfed beef by the USDA-Food Safety and Inspection Service and is approved to carry the designation "Grassfed Beef" on all product labeling. The company operates a cold storage and distribution facility in Oakboro, NC.

Forward Looking Statements

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such proclamations about the Company's future expectations, including future revenues and earnings, technology effectiveness and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

Contact:
For Investor Relations:
Larry Moore
704-485-2245

Source: Marketwire (July 13, 2011 - 7:16 PM EDT)

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